UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12, 2006

                     American Home Mortgage Investment Corp.
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             (Exact Name of Registrant as Specified in Its Charter)

            Maryland                  001-31916             20-0103914
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  (State or Other Jurisdiction       (Commission         (I.R.S. Employer
        of Incorporation)            File Number)       Identification No.)

538 Broadhollow Road, Melville, New York                       11747
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(Address of Principal Executive Offices)                    (Zip Code)

  Registrant's telephone number, including area code:     (516) 396-7700
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         (Former Name or Former Address, if Changed Since Last Report)

       Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01   Entry into a Material Definitive Agreement

      On January 12, 2006, American Home Mortgage Corp. ("AHM"), a wholly-owned subsidiary of American Home Mortgage Investment Corp. (the "Company"), entered into a Stock and Mortgage Loan Purchase Agreement (the "Purchase Agreement") with Union Federal Bank of Indianapolis ("Union Federal") and Waterfield Financial Corporation ("WFC"), pursuant to which AHM has agreed to purchase from Union Federal 100% of the outstanding capital stock of WFC and certain mortgage loans held by Union Federal, comprised of warehouse loans held for sale by Union Federal as of December 31, 2005 (the "Warehouse Loans"), construction loans held by Union Federal as of the closing (the "Construction Loans") and certain other loans held by Union Federal as of the closing (the "Other Purchased Mortgage Loans"; collectively, with the Warehouse Loans and the Construction Loans, the "Purchased Assets"), for a cash purchase price equal to the net book value of such assets, as modified by certain agreed upon adjustments, as of the respective closing dates (or, in the case of the Warehouse Loans, as of January 12, 2006). The aggregate net book value of such assets (without giving effect to the agreed-upon adjustments) as of December 31, 2005 was approximately $449,460,270.

      Subject to the satisfaction of certain customary closing conditions, including (i) the absence of any law or order prohibiting the closings, (ii) subject to certain exceptions, the accuracy of representations and warranties, and (iii) the absence of any material adverse effect with respect to the Purchased Assets or WFC, AHM will (A) purchase the Warehouse Loans on or about January 20, 2006, (B) purchase the capital stock of WFC and the Construction Loans on or about January 20, 2006, and (C) purchase the Other Purchased Mortgage Loans on or about January 27, 2006.

      Union Federal and AHM have made customary representations, warranties and covenants in the Purchase Agreement, including, among others, covenants governing the operation of WFC's business prior to the closing of the transactions. Subject to certain limitations, Union Federal has agreed to indemnify AHM against losses from breaches of the representations, warranties and covenants of Union Federal contained in the Purchase Agreement. An amount equal to the greater of $55 million or 10% of the purchase price (up to a maximum of $75 million) will be held in escrow through September 30, 2006 to provide a fund for indemnity payments Union Federal is obligated to make to AHM.

      The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this Current Report on Form 8-K by reference.

Item 8.01   Other Events

(a) On January 13, 2006, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached as
Exhibit 99.1 hereto and is incorporated into this Current Report on Form 8-K by reference.

(b) In connection with their regularly-scheduled executive meetings of non-management directors, Section 303A.03 of the New York Stock Exchange ("NYSE") Listed Company Manual requires NYSE-listed companies to disclose in their annual proxy statements either the name of the non-management director who is chosen to preside at such meetings, or, if the same individual is not the presiding director at every meeting, the procedure by which a presiding director is selected for each meeting. The Company inadvertently omitted this information from its proxy statement, dated May 13, 2005, in connection with its 2005 Annual Meeting of Stockholders, and such information is set forth below in this Current Report on Form 8-K.

      As indicated in the Company's Corporate Governance Principles, the Company's regularly-scheduled meetings of non-management directors may be chaired by any of the chairpersons of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee of the Board of Directors. In this regard, the Company's current policy is to rotate the chairperson position at such meetings among the various committee chairpersons.

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Item 9.01   Financial Statements and Exhibits

(c)       Exhibits

Exhibit No.      Description
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2.1              Stock and Mortgage Loan Purchase Agreement, dated as of January
                 12, 2006, by and among American Home Mortgage Corp., Waterfield
                 Financial Corporation and Union Federal Bank of Indianapolis
                 (the schedules and exhibits have been omitted pursuant to Item
                 601(b)(2) of Regulation S-K).

99.1 Press release issued by American Home Mortgage Investment Corp., dated as of January 13, 2006.











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


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 17, 2006         AMERICAN HOME MORTGAGE INVESTMENT CORP.



                                By:    /s/ Michael Strauss
                                   --------------------------------------------
                                   Name:  Michael Strauss
                                   Title: Chief Executive Officer and President







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


                                  EXHIBIT INDEX

2.1 Stock and Mortgage Loan Purchase Agreement, dated as of January 12, 2006, by and among American Home Mortgage Corp., Waterfield Financial Corporation and Union Federal Bank of Indianapolis (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

99.1 Press release issued by American Home Mortgage Investment Corp., dated as of January 13, 2006.




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